Exhibit 21.1

AMF BOWLING WORLDWIDE, INC.

Subsidiary Corporations

Entity	Jurisdiction of Origin

AMF Holdings, Inc.	Delaware
ABC Ventures LLC	Delaware
AMF Bowling Products UK Limited	United Kingdom
AMF BCH LLC	Delaware
AMF WBCH LLC	Delaware
Societe Anonyme du Bowling de Montparnasse	France
AMF Bowling de Lyon La Part Dieu SNC	France
AMF Worldwide Bowling Centers Holdings Inc.	Delaware
AMF Bowling Centers International Inc.	Virginia
AMF Bowling Mexico Holding, Inc.	Delaware
Boliches AMF, Inc.	Virginia
Boliches AMF y Compania	Mexico
Servicios AMF, S.A. de C.V	Mexico
Inmuebles Obispado, S.A.	Mexico
Inmuebles Minerva, S.A.	Mexico
Boliches Mexicanos, S.A.	Mexico
Promotora de Boliches, S.A. de C.V.	Mexico
Operadora Mexicana de Boliches, S.A.	Mexico
AMF Bowling Centers Holdings Inc.	Delaware
300, Inc.	Texas
Bush River Corporation	South Carolina
King Louie Lenexa, Inc.	Kansas
AMF Beverage Company of Oregon, Inc.	Oregon
AMF Bowling Centers, Inc.	Virginia
American Recreation Centers, Inc.	California
Prince George’s Concession, Inc.	Maryland
Marlow Concession Company	Maryland
The Bowler’s Choice Restaurant, Inc.	Maryland
Fair Lanes Edgewood Restaurant, Inc.	Maryland
Corner Restaurant East, Inc.	Maryland
Southdale Bowler’s Restaurant, Inc.	Maryland